UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2022

MESABI TRUST

(Exact name of registrant as specified in its charter)

New York	1-4488	13-6022277
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation)		No.)

c/o Deutsche Bank Trust Company Americas Trust & Agency Services 60 Wall Street, 24th Floor New York, New York	10005
(Address of principal executive offices)	(Zip Code)

(904) 271-2520

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units of Beneficial Interest, no par value	MSB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01Regulation FD.

Cliffs Announced Plan to Idle all Operations at Northshore Mining Company from Spring to at least Fall 2022

On February 11, 2022, Cleveland-Cliffs Inc. (“Cliffs”), parent of Northshore Mining Company (“Northshore”), the lessee/operator of the leased lands upon which Mesabi Trust is dependent for its royalties, held a conference call to discuss Cliffs’ full year and fourth-quarter 2021 earnings.  During the call, Lourenco Goncalves, Chairman, President, and Chief Executive Officer of Cliffs, disclosed “…with the use of additional scrap in our BOF’s [basic oxygen furnaces], our iron ore needs are not as high as before, and we no longer need to run our mines full out. When determining where to adjust production, our first look is at our cost structure. Because we are now able to produce DR-grade pellets at Minorca, and mainly due to the ridiculous royalty structure we have in place with the Mesabi Trust, we will be idling all production at our Northshore mine, starting in the Spring, carrying through at least to the Fall period, and maybe beyond. At Northshore, no production, no shipments, no royalty payments. We also acknowledge that our strategy to stretch hot metal, by adding increased amounts of scrap to the BOF’s is working extremely well. With more scrap in the BOF’s, we need fewer tons of hot metal to produce the same tonnage of liquid steel. As a consequence, the Northshore idle could go longer than currently planned.”

Mr. Goncalves also said that, “Going forward, [Cliffs] will be limiting the tonnage of iron ore pellets we sell to third parties.”

The Trustees of Mesabi Trust note that in Cliffs’ most recent Form 10-K for the fiscal year ended December 31, 2021 (filed with the SEC on February 11, 2022, the same day as Cliffs’ earnings call announcement about idling Northshore from spring to at least the fall period), Cliffs described the planned idling at Northshore as follows:

“As announced in February 2022, it is anticipated that the Northshore mine will be temporarily idled for approximately four months during 2022.”

Cliffs’ announcement during its February 11, 2022 earnings call follows comments made by Cliffs’ CEO on October 22, 2021, about its plans to shift DR-grade pellet production away from Northshore and into Minorca, making Northshore a swing operation and idling the Northshore operations from time to time. Cliffs has not notified Mesabi Trust of any of the aforementioned operational changes. Further, Cliffs has not recently requested any changes to the royalty structure, which is governed by a 1989 royalty agreement,  and Cliffs has historically failed to engage in meaningful negotiations requested by Mesabi Trust to address the interpretations of the royalty structure.

Mesabi Trust notes that any change to the royalty structure would require an amendment to the royalty agreement, which would require the approval of the Trustees as well as approval of 66 2/3% in interest of the Trust Certificate Holders.

The Trustees of Mesabi Trust also wish to clarify that with respect to royalties, the royalty agreement also provides that regardless of whether any production or shipment of iron ore pellets has occurred, Northshore is obligated to pay Mesabi Trust a minimum advance royalty. Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation. The minimum advance royalty was $964,659 for calendar year 2020 and was $976,765 calendar year 2021. Until overriding royalties (and royalty bonuses, if any,) for a particular year or equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year. Because minimum advance royalties are essentially pre-payments of base overriding royalty and royalty bonuses (if any) earned during the year each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

Forward-looking Statements

This report contains certain forward-looking statements based on Cliffs’ publicly announced plans with respect to DR-grade pellet production, third party sales, and use of Northshore in the future, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  Cliffs’ implementation of, or changes to, these plans are beyond Mesabi Trust’s control.  As such, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained in Mesabi Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2021 (filed April 27, 2021). Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

In accordance with general instruction B.2 to Form 8-K, the information in this Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MESABI TRUST

	By:	/s/ Jeffrey Schoenfeld
Jeffrey Schoenfeld
Vice President
Deutsche Bank Trust Company Americas,
Corporate Trustee of Mesabi Trust

Dated: February 14, 2022

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